Exhibit 99.1
Contact:
Gar Jackson
Sr. Director Investor Relations
(714) 414-4049
FOR IMMEDIATE RELEASE
Michael Henry Named Senior Vice President and Chief Financial
Officer of Pacific Sunwear of California, Inc.
ANAHEIM, Calif., January 25, 2008 — Pacific Sunwear of California, Inc. (NASDAQ:PSUN) today announced the selection and appointment of Michael Henry as Senior Vice President and Chief Financial Officer of the Company. Mr. Henry had been serving as Interim Chief Financial Officer since November 2007.
“Mike has been a valued contributor to Pacific Sunwear over the past seven years. Over this time he has developed into a strong financial executive and proven leader of the finance team while earning the respect of the organization,” commented Sally Frame Kasaks, Chief Executive Officer.
Mr. Henry, age 37, joined the Company in September 2000 as Controller. He has served as Vice President, Controller since February 2006. Prior to joining the Company, Mr. Henry was a manager in the audit practice of Deloitte & Touche LLP, where he worked for six years. He is a certified public accountant.
About Pacific Sunwear of California, Inc.
Pacific Sunwear, currently operating under three distinct retail concepts, is a leading specialty retailer of everyday casual apparel, accessories and footwear designed to meet the needs of active teens and young adults. As of January 5, 2008, the Company operated 840 PacSun stores, 120 PacSun Outlet stores, 154 demo stores and 6 One Thousand Steps stores for a total of 1,120 stores in 50 states and Puerto Rico. PacSun’s website address is www.pacsun.com, merchandise carried at demo stores can be found at www.demostores.com and information about One Thousand Steps can be found at www.onethousandsteps.com. On January 5, 2008, the Company announced that it would be closing its demo division and had previously announced that it would be closing its One Thousand Steps division as soon as practical.